Exhibit 8.1

List of Subsidiaries

(As of the date of this annual report)

Subsidiaries

Place of Incorporation
1.	Global Ring Limited	Hong Kong
2.	Trump Global Limited	Hong Kong
3.	Bright Sound Limited	British Virgin Islands
4.	Win Bright Creation Limited	Hong Kong
5.	Chengdu Shidai Noah Education Software Co., Ltd.	PRC
6.	Chengdu Shidai Noah Information Technology Co., Ltd.	PRC
7.	Noah Education Technology (Shenzhen) Co., Ltd.	PRC
8.	Shenzhen Wentai Education Industry Development Co., Ltd.	PRC
9.	Changsha Mei Wen Education Investment Management (Service) Co., Ltd.	PRC

10.	Shenzhen New Noah Education Investment Development Co., Ltd.	PRC

11.	Beijing Noah Zhi Yuan Education Consulting Co., Ltd.	PRC

12.	Shanghai Yuanbo Education Information and Consulting Corporation Ltd.	PRC

13.	Bright Sound Electronic Technology (Shenzhen) Co., Ltd.	PRC
14.	Changsha Little New Star Animation Digital Technology Co., Ltd.	PRC
15.	Changsha High-Tech Development Zone Xingya Electronic Technology Co., Ltd.	PRC
16.	Changsha Little New Star Stationery Development Co., Ltd.	PRC
Consolidated Affiliated Entities:
Place of Incorporation
1.	Changsha Leisen Education Software Co., Ltd.	PRC
2.	Shenzhen Wentai Investment Co., Ltd.	PRC
3.	Guangzhou Zhongda Foundation Education Investment Management Co., Ltd.	PRC